Exhibit 14.2

INTERNATIONAL ALUMINUM CORPORATION

CODE OF ETHICS FOR SENIOR EXECUTIVES

AND

SENIOR FINANCIAL OFFICERS

August 19, 2004

This International Aluminum Corporation (“IAL”) Code of Ethics supplements the IAL Code of Business Conduct and Ethics to comply with the requirements of Section 4.06 of the Sarbanes-Oxley Act of 2002.

This Code of Ethics applies to IAL’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller (and others who may perform similar functions at IAL in the future).  It also applies to the Group Executive Vice President and the Controller, if any, of each of IAL’s operating groups.  IAL expects its employees to act in accordance with the highest standards of professional integrity in all of their business activities, to comply with all applicable laws, rules and regulations, to abide by the IAL Code of Business Conduct and Ethics and any other policies and procedures adopted by IAL relating to the conduct of its employees.  Those executives who are covered by this Code of Conduct are expected to set an example for the rest of IAL’s employees and are required to comply with this Code of Ethics to foster a culture of integrity and honesty in all of IAL’s dealings.

Accordingly, each executive covered by this Code of Ethics shall:

•                  Comply with governmental laws, rules and regulations, as well as the rules and regulations of the New York Stock Exchange (“NYSE”) and any other self-regulatory organizations of which IAL is a member or to which IAL is subject;

•                  Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Avoid conflicts of interest and disclose to the Chair of IAL’s Nominating and Governance Committee any transaction or relationship that might give rise to such a conflict;

•                  Protect and preserve the confidentiality of non-public information about IAL and others with whom IAL has a business relationship and make no disclosure of such information unless and then only to the extent required by applicable law, regulation or legal or regulatory process;

•                  Require and expect full, fair, accurate, timely and understandable disclosure in all material respects in reports and documents that IAL files with or submits to the NYSE, the Securities and Exchange Commission or other regulators and in public communications by IAL.

•                  With respect to accounting books, records and reports, ensure that:

a.)           All such accounting records and the reports produced therefrom be maintained and produced in accordance with all applicable laws;

b.)          All accounting records fairly and accurately reflect the transactions or occurrences to which they relate and contain no materially false or intentionally misleading entries;

c.)           All accounting records fairly and accurately reflect, in accordance with generally accepted accounting principles, IAL’s assets, liabilities, revenues and expenses;

d.)          All transactions are supported by accurate documentation in reasonable detail and in all material respects are recorded in the proper account and in the proper accounting period;

e.)           No information is concealed from IAL’s internal auditors or independent auditors;

f.)             Compliance with IAL’s system of internal controls is required.

•                  Report any violation of this Code of Ethics to the Chair of IAL’s Nominating and Governance Committee.

Each executive covered by this Code of Ethics will be held accountable for adherence to this Code of Ethics.  Failure to observe the terms of this Code of Ethics may result in disciplinary action, including possible termination of employment.  Violations of this Code of Ethics may also constitute violations of law and result in civil and criminal penalties.  Any waiver of this Code of Ethics may be made only by the Board of Director of IAL, and any such waiver will be promptly disclosed to IAL’s shareholders and otherwise as required by law or stock exchange regulation(s).

If any executive covered by this Code of Ethics has any questions regarding the course of action to take in any particular situation, he or she should consult the Chair of IAL’s Nominating and Governance Committee.  As provided in IAL’s Code of Business Conduct and Ethics, IAL does not permit retaliation against any employee who in good faith seeks advice, raises a question or reports misconduct relating to IAL’s Code of Business Conduct and Ethics or this Code of Ethics.